Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2018 (except for note 3, as to which the date is May 6, 2019), with respect to the consolidated financial statements and schedules included in the Annual Report of Entravision Communications Corporation on Form 10-K for the year ended December 31, 2018.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Entravision Communications Corporation on Forms S-8 (File Nos. 333-54438 and 333-125279).

/s/ GRANT THORNTON LLP

Los Angeles, California

May 6, 2019